Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

TO THE CHARTER OF

MONONGAHELA POWER COMPANY

Joseph H. Richardson, President, and Thomas C. Sheppard, Jr., Assistant Secretary, of Monongahela Power Company, an Ohio Corporation (the Corporation), do hereby certify that on November 8th, 2005 the following resolutions were adopted in a writing approved and signed as specified in Section 1701.54 of the Revised Code of Ohio:

RESOLVED, that the second paragraph of subdivision (1) of Section 1.5 of the Charter of the Corporation is hereby amended in its entirety to read as follows:

“90,000 shares of the Cumulative Preferred Stock shall be a series of said Cumulative Preferred Stock designated as the 4.40% Cumulative Preferred Stock; 40,000 shares of the Cumulative Preferred Stock shall be a series of the Cumulative Preferred Stock designated as the 4.80% Cumulative Preferred Stock, Series B; 60,000 shares of the Cumulative Preferred Stock shall be a series of the Cumulative Preferred Stock designated as the 4.50% Cumulative Preferred Stock, Series C; 50,000 shares of the Cumulative Preferred Stock shall be a series of the Cumulative Preferred Stock designated as the $6.28 Cumulative Preferred Stock, Series D; and 1,260,000 shares of the Cumulative Preferred Stock shall be authorized but unissued shares of which 1,200,000 shares represent previously redeemed Cumulative Preferred Stock which may hereafter be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares of Cumulative Preferred Stock.”

AND FURTHER RESOLVED, that paragraph C of subdivision (4) of Section 1.5 of the Charter of the Corporation is hereby deleted, cancelled and removed from said Charter.

IN WITNESS WHEREOF, Joseph H. Richardson, President, and Thomas C. Sheppard, Jr., Assistant Secretary, of Monongahela Power Company, acting for and on behalf of the Corporation, have hereunto subscribed their names and caused the seal of the Corporation to be affixed this 8th day of November, of 2005.

MONONGAHELA POWER COMPANY

	By:	/s/ Joseph H. Richardson
President

[CORPORATE SEAL]	By:	/s/ Thomas C. Sheppard, Jr.
Assistant Secretary